UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9)*

                            Reliv International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                               Common Stock, $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   75952 R 100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the follow box if a fee is being paid with this statement. ? (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (see Rule 13d-7)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Stephen M. Merrick
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    708,969
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           708,969
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     708,969
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     |_|


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

ITEM 1.

         (a)               Name of Issuer Reliv International, Inc.

         (b) Address of Issuer's Principal Executive Offices 136 Chesterfield Industrial Boulevard
                           Chesterfield, Missouri 63005
ITEM 2

         (a)               Name of Person Filing Stephen M. Merrick

         (b) Address of principal Business Office or, if none, Residence 401 South LaSalle Street, Suite 1302 Chicago, Illinois 60605

         (c)               Citizenship
                           United States

         (d)               Title of Class of Securities
                           Common Stock, $.001 Par Value

         (e)               CUSIP Number
                           75952 R 100

ITEM 3

         N/A

ITEM 4                     OWNERSHIP

         (a)               Amount Beneficially Owned
                           708,969

         (b)               Percent of Class
                           4.2%

         (c)               Number of shares as to which such person has:

                           (i)   sole power to vote or to direct the vote
                                 708,969

                           (ii)  shared power to vote or to direct the vote

                           (iii) sole power to dispose or to direct the
                                 disposition of 708,969

                           (iv) shared power to dispose or to direct the disposition of

ITEM 5                     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                           N/A

ITEM 6                     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                           ANOTHER PERSON.

                           N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                           N/A

ITEM 8                     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                           GROUP.

                           N/A

ITEM 9                     NOTICE OF DISSOLUTION OF GROUP.

                           N/A

ITEM 10                    CERTIFICATION.

                           N/A

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The filing of this statement shall not be construed as an admission that the undersigned is for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.



                                                          February 9, 2007
                                                          Date


                                                          /s/Stephen M. Merrick


                                                          Stephen M. Merrick